SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2015

RX Safes, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-193800	27-2928918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Green Valley Parkway, Suite 300 Henderson, NV	89012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 516-983-9144

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Convertible Note to EMA Financial, LLC

On March 28, 2015 (the “Note Issuance Date”), RX Safes, Inc. (“we,” “us,” “our,” or “Company”) entered into a securities purchase agreement (the “SPA”) with EMA Financial, LLC (“EMA”), whereby EMA agreed to invest $50,000.00 (the “Note Purchase Price”) in our Company in exchange for a convertible promissory note. Pursuant to the SPA, on March 28, 2015, we issued a convertible promissory note (the “Note”) to EMA, in the original principal amount of $50,000.00 (the “Note Purchase Price”), which bears interest at 8% per annum. All outstanding principal and accrued interest on the Note is due and payable on the maturity date, which is March 28, 2016 (the “Note Maturity Date”). EMA may extend the Note Maturity Date by providing us with written notice at least 5 days before the Note Maturity Date. However, EMA may only extend the Note Maturity Date for up to an additional one year period. The Note Purchase Price was paid in cash to us by EMA on April 1, 2015 (the “Note Funding Date”). Any amount of principal or interest that is due under the Note, which is not paid by the Note Maturity Date, will bear interest at the rate of 24% per annum until it is paid (the “Note Default Interest”).

The Note is convertible by EMA into shares of our common stock (“Common Stock”) at any time on or after the Note Issuance Date. The conversion price is 65% multiplied by the lowest sale price for the Common Stock during the 20 trading days prior to the relevant notice of conversion (“Note Conversion Price”). If our Company’s share price at any time loses the bid, then the outstanding principal amount may be increased by 20% in EMA’s discretion. EMA does not have the right to convert the Note into Common Stock if such conversion would result in EMA’s beneficial ownership exceeding 4.9% of our outstanding Common Stock at that time.

We agreed to reserve an initial 4,000,000 shares of Common Stock for conversions under the Note (the “Initial Reserve”). We also agreed to adjust the Initial Reserve to ensure that it always equals at least three times the total number of Common Stock that is actually issuable if the entire Note is converted.

EMA’s rights under the Note will generally remain protected, and our obligations under the Note will be assumed by the successor or acquiring entity if applicable, if we effectuate a merger, consolidation, exchange of shares, recapitalization, reorganization, or other comparable event in which our outstanding Common Stock changes into a different amount or class, or if we sell or transfer all or substantially all of our assets (each a “Material Event”). We agreed to give at least 15 days prior written notice to EMA before a special meeting of our shareholders regarding a Material Event, or if no meeting is applicable, our closing of the Material Event.

The Note can be prepaid by us at any time from the Note Issuance Date until 4 months after the Note Issuance Date, at a premium of 125% of the total outstanding amount. We have agreed to give EMA written notice of prepayment at least 5 trading days beforehand.

In the event that we issue securities, or rights to purchase securities, on a pro rata basis to our Common Stock shareholders (the “Purchase Rights”), we agreed to calculate EMA’s pro rata portion under the Purchase Rights as if EMA had fully converted the Note immediately before we offered the Purchase Rights.

All amounts due under the Note become immediately due and payable by us upon the occurrence of an event of default, including but not limited to (i) our sale of all or substantially all of our assets, (ii) our failure to pay the amounts due at maturity, (iii) our failure to issue shares of Common Stock upon any conversion of the Note, (iv) our breach of the covenants, representations or warranties under the Note, (v) our appointment of a trustee, (vi) a judgment against us in excess of $50,000 (subject to a 20 day cure period), (vii) our liquidation, (viii) the filing of a bankruptcy petition by us or against us, (ix) our failure to remain current in our reporting obligations under the Securities Exchange Act of 1934, (x) the delisting of our Common Stock from the OTCPink or equivalent exchange, (xi) a restatement of our financial statements for any period from two years prior to the Note Issuance Date until the Note has been paid in full, or (xi) our effectuation of a reverse stock split without 20 days prior written notice to EMA. We are required to pay the Default Sum, which is defined in the Note, depending on the event of default that has occurred.

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We claim an exemption from the registration requirements of the Securities Act, for the private placement of these securities pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, EMA is an accredited investor, EMA acquired the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

The foregoing descriptions of the Note and SPA are qualified in its entirety by reference to such Note and SPA, which are filed hereto as Exhibits 4.1 and 10.1, respectively, and are incorporated herein by reference.

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 – Creation of a Direct Financial Obligation

The information set forth in Items 1.01 is incorporated into this Item 2.03 by reference.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Items 1.01 is incorporated into this Item 3.02 by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
4.1	Note
10.1	SPA

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RX Safes, Inc.

/s/ Lorraine Yarde
Lorraine Yarde
CEO
Date: April 7, 2015

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